Nelnet Reports Second Quarter 2014 Results

•	GAAP net income $1.61 per share, $1.51 per share excluding adjustments

•	Purchased $4.8 billion of student loans

•	Department of Education servicing contract extended

•	Acquired school information systems provider

LINCOLN, Neb., Aug 7, 2014-Nelnet (NYSE: NNI) today reported GAAP net income of $75.0 million, or $1.61 per share, for the second quarter of 2014, compared with GAAP net income of $101.2 million, or $2.17 per share, for the same period a year ago.

Excluding derivative market value and foreign currency adjustments, net income was $70.2 million, or $1.51 per share, for the second quarter of 2014, compared with $71.1 million, or $1.53 per share, for the same period in 2013. The company reported income from derivative market value and foreign currency adjustments of $4.8 million after tax, or $0.10 per share, for the second quarter of 2014, compared with income of $30.1 million after tax, or $0.64 per share, for the second quarter of 2013. Also, the second quarter of 2013 operating results include a gain of $7.4 million ($0.10 per share after tax) from the repurchase of the company's own asset-backed securities.

Excluding the gain from the repurchase of debt and derivative market value and foreign currency adjustments, net income in the second quarter of 2014 increased $0.08 per share compared with the same period in 2013 due to increases in income from the company’s student loan portfolio, from providing investment advisory services, and from investment activities.

"We accomplished a tremendous amount during our second quarter, the positive benefits of which will have a significant impact for years to come,” said Jeff Noordhoek, Nelnet chief executive officer. “In addition to delivering strong earnings, our largest contract was extended by the Department of Education, we purchased nearly $5 billion of student loans, and we completed the strategic acquisition of RenWeb. Going forward, we will continue to provide a great customer experience and to effectively deploy capital in existing and new businesses.”

Nelnet operates four primary business segments, earning interest income on student loans in its Asset Generation and Management operating segment, and fee-based revenue in its Student Loan and Guaranty Servicing, Tuition Payment Processing and Campus Commerce, and Enrollment Services operating segments.

Asset Generation and Management

For the second quarter of 2014, Nelnet reported net interest income of $107.7 million, compared with $101.4 million for the same period a year ago.  Core student loan spread decreased to 1.46 percent for the second quarter of 2014, compared with 1.52 percent for the same period in 2013. Student loan spread tightened as a result of recent acquisitions of consolidation loans, which have lower margins but longer terms. An increase in the company's student loan portfolio more than offset the decline in core student loan spread.

During the second quarter of 2014, the company purchased $4.8 billion of legacy FFELP student loans. Year to date, the company has purchased $5.2 billion of student loans, bringing its total student loan portfolio to $29.3 billion as of June 30, 2014.

Fee-Based Operating Segments

The company reported total revenue from its fee-based operating segments in the second quarters of 2014 and 2013 of $108.4 million and $103.3 million, respectively. Net income from fee-based operating segments was $15.1 million for the second quarter of 2014, compared to $16.5 million for the same period in 2013.

Revenue from the company's Student Loan and Guaranty Servicing segment increased 11 percent, or $6.4 million, to $66.5 million for the second quarter of 2014, up from $60.1 million for the second quarter of 2013. The increase in revenue was the result of growth in servicing volume under the company's servicing contract with the U.S. Department of Education (Department). On June 17, 2014, the Department extended the contact for an additional five years through June 16, 2019.

As of June 30, 2014, the company was servicing $123.2 billion of loans for 5.5 million borrowers on behalf of the Department, compared with $89.2 billion of loans for 4.4 million borrowers as of June 30, 2013. Revenue from this contract increased to $31.0 million for the second quarter of 2014, up from $22.1 million for the same period a year ago.

For the second quarter of 2014, revenue from the company's Tuition Payment Processing and Campus Commerce segment was $21.8 million, an increase of $3.5 million, or 19 percent, from the same period in 2013. In June 2014, the company acquired RenWeb, one of the leading providers of school information systems for private and faith-based schools. The combination of RenWeb’s school administration software and the company’s existing tuition management and financial needs assessment services increases the value of the company’s offerings, allowing the company to deliver a comprehensive suite of solutions.

The company reported second quarter of 2014 revenue from its Enrollment Services segment of $20.1 million, compared with $24.8 million for the same period in 2013. Enrollment services revenue has been affected by for-profit career colleges spending less to recruit students.

Other Income

Other income increased $3.0 million to $15.3 million for the second quarter of 2014, compared with $12.3 million for the same period in 2013. The increase was due to gains on investments, which totaled $2.1 million for the second quarter of 2014, compared with a loss of $0.2 million for the same period in 2013, and increased investment advisory fee revenue, which totaled $7.0 million for the second quarter of 2014, compared with $6.3 million for the same period in 2013.

Operating Expenses

The company reported consolidated operating expenses of $112.8 million for the second quarter of 2014, compared with $102.9 million for the same period in 2013.

Board of Directors Approves Dividend

The Nelnet Board of Directors declared a third quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.10 per share. The dividend will be paid on Monday, September 15, 2014, to shareholders of record at the close of business on Monday, September 1, 2014.

Non-GAAP Performance Measures

The company provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results, including specifically, the impact of unrealized gains and losses resulting from changes in fair values of derivative instruments which do not qualify for “hedge treatment” under GAAP and foreign currency transaction gains or losses resulting from the re-measurement of the company's Euro-denominated bonds to U.S. dollars. The company believes these point in time estimates of asset and liability values related to financial instruments that are subject to interest and currency rate fluctuations, and items whose timing and/or amount cannot be reasonably estimated in advance, affect the period to period comparability of the results of the company's fundamental business operations on a recurring basis. Accordingly, the company provides operating results excluding these items for comparability purposes.

Forward-looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of federal securities laws.  These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, among others, risks related to the company's student loan portfolio such as interest rate basis and repricing risk, the use of derivatives to manage exposure to interest rate fluctuations, and the uncertain nature of expected benefits from recent FFELP loan purchases; the company's funding requirements to satisfy asset financing needs; risks related to the company's ability to maintain and increase volumes under the company’s loan servicing contract with the Department to service federally owned student loans; changes in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets; risks related to the recent reduction in government payments to guaranty agencies to rehabilitate defaulted FFELP loans and services in support of those activities; and changes in general economic and credit market conditions. For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the second quarter ended June 30, 2014.  All forward-looking statements in this release are as of the date of this release. Although the company may from time to time voluntarily update or revise its forward-looking statements to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Six months ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Interest income:
Loan interest	$175,466	156,896	158,063	332,362	313,602
Investment interest	1,482	1,979	1,483	3,461	3,100
Total interest income	176,948	158,875	159,546	335,823	316,702
Interest expense:
Interest on bonds and notes payable	69,235	60,004	58,127	129,239	116,485
Net interest income	107,713	98,871	101,419	206,584	200,217
Less provision for loan losses	1,500	2,500	5,000	4,000	10,000
Net interest income after provision for loan losses	106,213	96,371	96,419	202,584	190,217
Other income (expense):
Loan and guaranty servicing revenue	66,460	64,757	60,078	131,217	115,679
Tuition payment processing and campus commerce revenue	21,834	25,235	18,356	47,069	41,767
Enrollment services revenue	20,145	22,011	24,823	42,156	53,780
Other income	15,315	18,131	12,288	33,446	21,704
Gain on sale of loans and debt repurchases	18	39	7,355	57	8,762
Derivative settlements, net	(6,214)	(6,229)	(8,357)	(12,443)	(16,541)
Derivative market value and foreign currency adjustments, net	7,784	1,964	48,545	9,748	57,801
Total other income	125,342	125,908	163,088	251,250	282,952
Operating expenses:
Salaries and benefits	53,888	52,484	47,432	106,372	95,337
Cost to provide enrollment services	13,311	14,475	16,787	27,786	36,429
Depreciation and amortization	5,214	4,783	4,320	9,997	8,697
Other	40,377	35,627	34,365	76,004	69,306
Total operating expenses	112,790	107,369	102,904	220,159	209,769
Income before income taxes	118,765	114,910	156,603	233,675	263,400
Income tax expense	43,078	40,611	54,746	83,689	93,193
Net income	75,687	74,299	101,857	149,986	170,207
Net income attributable to noncontrolling interest	693	513	614	1,206	885
Net income attributable to Nelnet, Inc.	$74,994	73,786	101,243	148,780	169,322
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$1.61	1.59	2.17	3.20	3.63
Weighted average common shares outstanding - basic and diluted	46,529,377	46,527,917	46,626,853	46,528,651	46,642,356

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	As of	As of	As of
	June 30, 2014	December 31, 2013	June 30, 2013
Assets:
Student loans receivable, net	$29,342,430	25,907,589	24,575,636
Cash, cash equivalents, and investments	233,588	255,307	245,825
Restricted cash and investments	960,039	902,699	763,909
Goodwill and intangible assets, net	171,049	123,250	124,849
Other assets	663,916	582,004	592,958
Total assets	$31,371,022	27,770,849	26,303,177
Liabilities:
Bonds and notes payable	$29,492,560	25,955,289	24,690,952
Other liabilities	298,334	371,570	292,630
Total liabilities	29,790,894	26,326,859	24,983,582
Equity:
Total Nelnet, Inc. shareholders' equity	1,579,742	1,443,662	1,319,482
Noncontrolling interest	386	328	113
Total equity	1,580,128	1,443,990	1,319,595
Total liabilities and equity	$31,371,022	27,770,849	26,303,177

Contacts:
Media, Ben Kiser, +1-402-458-3024, or Investors, Phil Morgan, +1-402-458-3038, both of Nelnet, Inc.